January 25, 2010 Medium-Term Notes, Series D No. 2010-MTNDD483 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM

due February 26, 2013

Index LeAding StockmarkEt Return Securities

Index LASERSSM offer exposure to a wide variety of index types, including equity and commodity indexes. These investments allow investors to capture returns matching the underlying index’s actual positive performance and provide some protection against loss should the underlying index have a negative performance. The limited loss protection only applies if the underlying index does not decline in value below a predetermined percentage. There is full exposure to a decline in the value of the underlying index if the value of the underlying index dips below a predetermined percentage at any time, including intra-day values. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the underlying index on the valuation date and based upon the value of the underlying index all times from but excluding the pricing date to and including the valuation date. The Index LASERSSM are not principal protected. The Index LASERSSM are senior unsecured obligations of Citigroup Funding Inc., and any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Index LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$
Stated principal amount:	$10 per Index LASERSSM
Issue price:	$10 per Index LASERSSM (see “Underwriting fee and issue price” below)
Pricing date:	February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled index business day, the next succeeding index business day).
Original issue date:	February , 2010 (three business days after the pricing date)
Valuation date:	February 21, 2013, subject to adjustment for non-index business days and certain market disruption events
Maturity date:	February 26, 2013
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:	The payment at maturity per $10 Index LASERSSM will equal: $10 + index return amount, which may be positive, zero or negative
Index return amount:

If the value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

•    $10 x (the greater of (x) the index percent change and (y) the fixed percentage)

If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

•    $10 x the index percent change

This amount could be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Index LASERSSM.

Fixed percentage:	12% to 16% (4.00% to 5.33% per annum on a simple interest basis). The actual fixed percentage will be determined on the pricing date.
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
CUSIP:	17314V676
ISIN:	US17314V6763
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest.”

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Index LASERSSM	$10.0000	$0.3000	$9.7000
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor. The lowest price payable by an investor is $9.9000 per Index LASERSSM. Please see “Syndicate Information” on page 6 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3000 for each Index LASERSSM they sell. See “Fees and selling concessions” on page 5. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by an investor. See “Syndicate Information” on page 6.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement:

http://www.sec.gov/Archives/edgar/data/831001/000119312510012173/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE INDEX LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM due February 26, 2013

Index LeAding StockmarkEt Return Securities

Investment Overview

Index LeAding StockmarkEt Return Securities

Exposure to U.S. equities through an index is a component of portfolio diversification. Investors who believe they have underweight exposure to U.S. equity markets can use the Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM due February 26, 2013 (the “Index LASERSSM”):

■	To gain access to a U.S. equity index and provide diversification of underlying asset class exposure
■

To provide limited protection against loss and potentially outperform the underlying equity index due to the minimum fixed return if the value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day).

The Index LASERSSM are exposed on a 1:1 basis to the performance (whether negative or positive) of the Dow Jones Industrial AverageSM, with a minimum fixed return payable at maturity if the value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day). There is no minimum payment at maturity on the Index LASERSSM.

Maturity:	3 years

Payment Scenario 1:	If the value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (x) the index percent change and (y) a fixed percentage of 12% to 16% (4.00% to 5.33% per annum on a simple interest basis) (to be determined on the pricing date).

Payment Scenario 2:	If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date and the final index value is less than the initial index value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the principal minus a return based on the index percent change, which will be negative, and you will suffer a loss on your principal investment.

Payment Scenario 3:	If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date and the final index value is greater than the initial index value, you will receive a full return of principal at maturity plus a return equal to the index percent change, which will be positive, but you will not receive the greater of the index percent change and the fixed percentage.

Principal protection:	None

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted average composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc. as representative of the broad market of U.S. industry.

Information as of market close on January 22, 2010:

Bloomberg Ticker Symbol:	INDU <INDEX>

Current Closing Value:	10,173.00

Closing Value 52 Weeks Ago:	8,122.8

52 Week Intra-day Value High (on 1/19/2010):	10,729.89

52 Week Intra-day Value Low (on 3/6/2009):	6,469.95

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Index LeAding StockmarkEt Return Securities

Key Investment Rationale

The Index LASERSSM are U.S. equity-index linked investments that offer a potential return at maturity based on full participation in the increase or decrease in the value of the underlying index and limited protection from loss if the value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day).

Best Case Scenario	The value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and, at maturity, the Index LASERSSM redeem for the stated principal amount of $10 plus the greater of (x) $10 x the index percent change and (y) $1.20 to $1.60 (to be determined on the pricing date).

Worst Case Scenario	The value of the underlying index is less than or equal to 70% of the initial index value at least once from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the underlying index has declined in value and, at maturity, the Index LASERSSM redeem for less than the stated principal amount by an amount proportionate to the decline. This amount will be less than the $10 stated principal amount and could be zero.

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Index LeAding StockmarkEt Return Securities

Summary of Selected Key Risks (see page 9)

■	No guaranteed return of principal.

■	No interest payments.

■	The market price of the Index LASERSSM will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the stocks that underlie the underlying index.

■

The Index LASERSSM are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM.

■	The Index LASERSSM will not be listed on any securities exchange and secondary trading may be limited.

■	The return on the Index LASERSSM (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security of ours of comparable maturity.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	You have no shareholder rights.

■	Investing in the Index LASERSSM is not equivalent to investing in the underlying index.

■	The economic interests of the calculation agent and its affiliates could potentially adversely affect the value of the Index LASERSSM.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Index LASERSSM.

■	The U.S. federal income tax consequences of an investment in the Index LASERSSM are uncertain.

Fact Sheet

The Index LASERSSM offered are senior unsecured obligations of Citigroup Funding Inc. Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Index LASERSSM will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the related pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of Index LASERSSM that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the final index value and based upon the value of the underlying index at all times from but excluding the pricing date to and including the valuation date. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled index business day, the next succeeding index business day).	February , 2010 (three business days after the pricing date)	February 26, 2013

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Index LeAding StockmarkEt Return Securities

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Index LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Underlying index:	Dow Jones Industrial AverageSM
Underlying index publisher:	Dow Jones & Company, Inc.
Issue price:	$10 per Index LASERSSM (see “Syndicate Information” below)
Aggregate principal amount:	$
Stated principal amount:	$10 per Index LASERSSM
Denominations:	$10 per Index LASERSSM and integral multiples thereof
Interest:	None
Payment at maturity:	The payment at maturity per $10 Index LASERSSM will equal: $10 + index return amount, which may be positive, zero or negative
Index return amount:

•     If the value of the underlying index is greater than 70% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

$10 x (the greater of (x) the index percent change and (y) the fixed percentage)

•     If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

$10 x the index percent change

This amount could be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Index LASERSSM.

Fixed percentage:	12% to 16% (4.00% to 5.33% per annum on a simple interest basis). The actual fixed percentage will be determined on the pricing date.
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	February 21, 2013, subject to adjustment for non-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 9.

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Index LeAding StockmarkEt Return Securities

General Information
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc.
CUSIP:	17314V676
ISIN:	US17314V6763
Certain U.S. federal income tax considerations:

The following summarizes certain federal income tax considerations for U.S. investors (“U.S. Holders”), and certain non-U.S. investors described below, that are initial holders of the Index LASERSSM and that hold the Index LASERSSM as capital assets.

For U.S. federal income tax purposes, each holder agrees to treat the Index LASERSSM as a cash-settled prepaid forward contract, subject to a floor, on the value of the Index on the Valuation Date, pursuant to which forward contract, at maturity the holder will receive the cash value of the Index subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the Index LASERSSM. Thus a U.S. Holder’s tax basis in an Index LASERSSM generally will equal the holder’s cost for that Index LASERSSM. At maturity or upon the sale or other taxable disposition of an Index LASERSSM, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the Index LASERSSM. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERSSM for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Index LASERSSM should consult his or her tax advisor in determining the tax consequences of an investment in the Index LASERSSM, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Index LASERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the U.S. Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Index LASERSSM) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the Index LASERSSM should not be subject to U.S. federal income tax if:

•     such gain is not effectively connected with a U.S. trade or business of such holder, and

•     in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

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Index LeAding StockmarkEt Return Securities

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Index LASERSSM.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds received from the sale of the Index LASERSSM will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Index LASERSSM through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Index LASERSSM by taking positions in futures or options contracts listed on major securities markets on the underlying index or the stocks included in the underlying index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, the value above which the underlying index must remain at all times over the term of the Index LASERSSM, and on the valuation date, before you would receive at maturity a payment that exceeds the principal amount of the Index LASERSSM. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying pricing supplement related to this offering of Index LASERSSM.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Index LASERSSM as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Index LASERSSM or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Index LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Index LASERSSM by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering of Index LASERSSM.

Fees and selling concessions:

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Index LASERSSM, will receive an underwriting fee of $0.3000 from Citigroup Funding for each Index LASERSSM sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.3000 for each Index LASERSSM they sell. The underwriting fee and selling concession payable in connection with sales of the Index LASERSSM may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Index LASERSSM” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of Index LASERSSM.

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Index LeAding StockmarkEt Return Securities

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Index LASERSSM will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Index LASERSSM, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of Index LASERSSM.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at 212-723-7288.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Index LASERSSM may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Index LASERSSM for Any Single Investor	Price to Public per Index LASERSSM	Underwriting Fee per Index LASERSSM	Selling Concession per Index LASERSSM
< $1,000,000	$10.0000	$0.3000	$0.3000
≥ $1,000,000 and < $3,000,000	$ 9.9500	$0.2500	$0.2500
≥ $3,000,000 and < $5,000,000	$ 9.9250	$0.2250	$0.2250
≥ $5,000,000	$ 9.9000	$0.2000	$0.2000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Index LASERSSM distributed by such dealers.

The above Fact Sheet represents a summary of the terms and conditions of the Index LASERSSM. We encourage you to read the accompanying prospectus supplement, prospectus and pricing supplement for the Index LASERSSM, which can be accessed via the hyperlinks on the front page of this document.

Hypothetical Payment at Maturity

The examples of hypothetical payments at maturity set forth below are intended to illustrate the effect of different final index values of the Dow Jones Industrial AverageSM on the amount you will receive in respect of the Index LASERSSM at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue price: $10 per Index LASERSSM

■	Initial index value: 10,600

■	Fixed percentage: 14%

■	Downside threshold value: 7,420 (70% of the initial index value)

■	Maturity: 3 years

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Index LeAding StockmarkEt Return Securities

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual index return amount, which, in turn, will depend on the actual initial index value, final index value, fixed percentage and the value of the underlying index at all times from but excluding the pricing date to and including the valuation date.

TABLE OF HYPOTHETICAL PAYMENTS AT MATURITY

		No Value Below the Hypothetical Downside Threshold Value		A Value At or Below the Hypothetical Downside Threshold Value

Hypothetical Final Index Value of Dow Jones Industrial AverageSM	Hypothetical Index Return Percentage(1) (%)	Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity on the Index LASERSSM	Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity on the Index LASERSSM
0.00	-100.00%	NA	NA	-100.00%	$ 0.00
2,650.00	-75.00%	NA	NA	-75.00%	$ 2.50
5,300.00	-50.00%	NA	NA	-50.00%	$ 5.00
5,830.00	-45.00%	NA	NA	-45.00%	$ 5.50
6,360.00	-40.00%	NA	NA	-40.00%	$ 6.00
6,890.00	-35.00%	NA	NA	-35.00%	$ 6.50
7,420.00	-30.00%	NA	NA	-30.00%	$ 7.00
7,950.00	-25.00%	14.00%	$11.40	-25.00%	$ 7.50
8,480.00	-20.00%	14.00%	$11.40	-20.00%	$ 8.00
9,010.00	-15.00%	14.00%	$11.40	-15.00%	$ 8.50
9,540.00	-10.00%	14.00%	$11.40	-10.00%	$ 9.00
10,070.00	-5.00%	14.00%	$11.40	-5.00%	$ 9.50
10,600.00	0.00%	14.00%	$11.40	0.00%	$10.00
11,130.00	5.00%	14.00%	$11.40	5.00%	$10.50
11,660.00	10.00%	14.00%	$11.40	10.00%	$11.00
12,190.00	15.00%	15.00%	$11.50	15.00%	$11.50
12,720.00	20.00%	20.00%	$12.00	20.00%	$12.00
13,250.00	25.00%	25.00%	$12.50	25.00%	$12.50
13,780.00	30.00%	30.00%	$13.00	30.00%	$13.00
14,310.00	35.00%	35.00%	$13.50	35.00%	$13.50
14,840.00	40.00%	40.00%	$14.00	40.00%	$14.00
15,370.00	45.00%	45.00%	$14.50	45.00%	$14.50
15,900.00	50.00%	50.00%	$15.00	50.00%	$15.00
18,550.00	75.00%	75.00%	$17.50	75.00%	$17.50
21,200.00	100.00%	100.00%	$20.00	100.00%	$20.00

(1) Excludes any dividends paid on the stocks in the Dow Jones Industrial AverageSM.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Index LASERSSM that they hold a maturity payment equal to the sum of the stated principal amount of $10 per Index LASERSSM plus an index return amount, which may be positive, zero or negative.

If the value of the underlying index is greater than 70% of the initial index value at all times from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will be positive and will equal:

$10 × (the greater of (x) index percent change and (y) fixed percentage)

where,

index percent change	=	(final index value – initial index value)
initial index value

initial index value	=	The index closing value on the pricing date

final index value	=	The index closing value on the valuation date

fixed percentage	=	12% to 16% (4.00% to 5.33% per annum on a simple interest basis) (to be determined on the pricing date)

If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the final index value is greater than the initial index value, the index return amount will be positive and will equal:

$10 × index percent change

If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the final index value is less than the initial index value, the index return amount will be negative and will equal:

$10 × index percent change

Because the index return amount will be negative, this payment at maturity will be less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Index LASERSSM

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Index LASERSSM. For further discussion of these and other risks, you should read the section entitled “Risk Factors Relating to the Index LASERSSM” in the accompanying pricing supplement related to this offering of Index LASERSSM and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Index LASERSSM.

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Index LASERSSM do not pay interest or guarantee return of principal. The terms of the Index LASERSSM differ from those of ordinary debt securities in that the Index LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Index LASERSSM by an amount proportionate to the decrease in the value of the underlying index. There is no minimum payment at maturity on the Index LASERSSM, and, accordingly, you could lose your entire investment.

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Market price of the Index LASERSSM may be influenced by many unpredictable factors. Numerous factors will influence the value of the Index LASERSSM in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Index LASERSSM in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the stocks that underlie the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks that underlie the underlying index, or the stock markets generally, and that may affect the value of the underlying index, interest and yield rates in the market, the time remaining to maturity, the dividend rate on the stocks that underlie the underlying index and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. As a result, the market value of the Index LASERSSM will vary and may be less than the original issue price at any time prior to maturity and sale of the Index LASERSSM prior to maturity may result in a loss.

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The Index LASERSSM are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Index LASERSSM, to pay all amounts due on the Index LASERSSM at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Index LASERSSM.

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Potential for a lower comparative yield. If the value of the underlying index is less than or equal to 70% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day) and the final index value does not increase sufficiently from the initial index value (resulting in your receiving a payment at maturity that is less than the stated principal amount of your Index LASERSSM), the effective yield on the Index LASERSSM may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

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The Index LASERSSM will not be listed and secondary trading may be limited. The Index LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Index LASERSSM. Citigroup Global Markets may, but is not obligated to, make a market in the Index LASERSSM. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Index LASERSSM easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Index LASERSSM, the price at which you may be able to trade your Index LASERSSM is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the Index LASERSSM, it is likely that there would be no secondary market for the Index LASERSSM. Accordingly, you should be willing to hold your Index LASERSSM to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase Index LASERSSM in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Index LASERSSM, as well as the cost of hedging our obligations under the Index LASERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests. Citigroup Global Markets, the calculation agent, is our affiliate. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Index LASERSSM. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index percent change,

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Index LeAding StockmarkEt Return Securities

and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any value of the underlying index in the event of the unavailability, modification or discontinuance of the underlying index, may adversely affect the payment to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Index LASERSSM. Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the Index LASERSSM (and possibly to other instruments linked to the underlying index or the stock underlying it), including trading in the stocks that underlie the underlying index as well as in other instruments related to the underlying index. Citigroup Global Markets and some of our other affiliates also trade in the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the value at which the underlying index must remain during the term of the Index LASERSSM before you receive a payment at maturity that exceeds the original issue price of the Index LASERSSM. Additionally, such hedging or trading activities during the term of the Index LASERSSM, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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You have no shareholder rights. As an investor in the Index LASERSSM, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the underlying index.

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Investing in the Index LASERSSM is not equivalent to investing in the underlying index. Investing in the Index LASERSSM is not equivalent to investing in the underlying index or its component stocks. See “Hypothetical Payment at Maturity” in this offering summary.

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The U.S. federal income tax consequences of an investment in the Index LASERSSM are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Index LASERSSM and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Index LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the Index LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance could have retroactive effect.

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Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM due February 26, 2013

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Information about the Underlying Index

The Dow Jones Industrial AverageSM. The Dow Jones Industrial AverageSM, which we refer to as the index, is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones & Company, Inc., which we refer to as Dow Jones, as representative of the broad market of U.S. industry.

There are no pre-determined criteria for selection of a component stock except that component companies represented by the index should be established U.S. companies that are leaders in their industries. The index serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the index are made entirely by the editors of the WSJ without consultation with the component companies represented in the index, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the index tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the index may be changed at any time for any reason.

The index is price-weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the index is the sum of the primary exchange prices of each of the 30 common stocks included in the index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, stock splits and other corporate actions. The current divisor of the index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the index, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

The formula used to calculate divisor adjustments is:

New Divisor	=	Current Divisor	x	Adjusted Sum of Prices
Unadjusted Sum of Prices

License agreement between Dow Jones & Company, Inc. and Citigroup Global Markets. Dow Jones and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with certain financial instruments, including the Index LASERSSM.

The license agreement between Dow Jones and Citigroup Global Markets provides that the following language must be stated in this offering summary.

The Index LASERSSM are not sponsored, endorsed, sold or promoted by Dow Jones (including its affiliates) (Dow Jones, with its affiliates, is referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Index LASERSSM. The Corporations make no representation or warranty, express or implied to the owners of the Index LASERSSM or any member of the public regarding the advisability of investing in securities generally or in the Index LASERSSM particularly, or the ability of the Dow Jones Industrial AverageSM to track general stock market performance. The Corporations’ only relationship to Citigroup Global Markets Inc. and its affiliates (the “Licensee”) is in the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to the Licensee or the Index LASERSSM. Dow Jones has no obligation to take the needs of the Licensee or the owners of the Index LASERSSM into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Index LASERSSM to be issued or in the determination or calculation of the equation by which the Index LASERSSM are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Index LASERSSM.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATIONS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE INDEX LASERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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All disclosures contained in this document regarding the Dow Jones Industrial AverageSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

Historical Information. The following table presents the published high and low intra-day values, as well as the end-of-quarter closing values, of the underlying index from January 3, 2005 through January 22, 2010. The closing value of the underlying index on January 22, 2010 was 10,173.00. We obtained intra-day and closing values and other information below from Bloomberg Financial Markets, without independent verification. The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

	High	Low	Period End
2005
Quarter
First	10,984.46	10,368.61	10,503.76
Second	10,656.29	10,000.46	10,274.97
Third	10,719.41	10,175.40	10,568.70
Fourth	10,959.79	10,156.46	10,717.50
2006
Quarter
First	11,334.96	10,661.15	11,109.32
Second	11,670.19	10,698.85	11,150.22
Third	11,741.99	10,683.32	11,679.07
Fourth	12,529.88	11,653.06	12,463.15
2007
Quarter
First	12,795.93	11,939.61	12,354.35
Second	13,692.00	12,324.28	13,408.62
Third	14,021.95	12,517.94	13,895.63
Fourth	14,198.10	12,724.09	13,264.82
2008
Quarter
First	13,279.54	11,634.82	12,262.89
Second	13,136.69	11,287.56	11,350.01
Third	11,867.11	10,365.45	10,850.66
Fourth	10,882.52	7,449.38	8,776.39
2009
Quarter
First	9,088.06	6,469.95	7,608.92
Second	8,877.93	7,483.87	8,447.00
Third	9,917.99	8,087.19	9,712.28
Fourth	10,580.33	9,430.08	10,428.05
2010
Quarter
First (through January 22)	10,729.89	10,158.47	10,173.00

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